Exhibit 10.12

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [* * *] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED.” MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMISSION.

Mr. David L. Scheer

Dear David,
Actuant Corporation (“Actuant”) appreciates your leadership and professionalism during the process for the proposed sale of its Electrical Segment (the “Sale”). In recognition of your continuing efforts and cooperation, Actuant has developed the arrangements described in this letter.
1.Retention Bonus. Actuant will pay you the amount of $262,500 within five business days after the day of the completion of the Sale (the “Closing Date”) provided that you have continued as an employee of Actuant to the Closing Date. In addition, Actuant will pay you the amount of $87,500 within five days after the 180th day following the Closing Date, provided that you have continued as an employee of the acquiror in the Sale. In the event that your employment by such acquiror is terminated by the acquiror prior to such 180th day other than as a result of your misconduct or other good cause, Actuant will pay you this amount within five business days of notice of such termination.
2.    Business Performance Bonus. You will be eligible for a bonus based on the performance of the Electrical segment relative to its financial forecast for fiscal year 2013 as set forth in this paragraph 2, provided that you have continued as an employee of Actuant to the Closing Date (the “Performance Bonus”). Promptly following the completion of the Sale, Actuant will calculate the earnings before interest, taxes, depreciation and amortization of the Electrical Segment for the period September 2012 - August 31, 2013, on an as reported basis and consistent with Actuant’s practices (“EBITDA”). The amount of Performance Bonus which Actuant will pay to you will be determined as follows:

If EBITDA is:	then Performance Bonus Amount is:
[* * *]	$ 0
[* * *]	$ 62,500 (25%)
[* * *]	$125,000 (50%)
[* * *]	$187,500 (75%)
[* * *]	$250,000 (100%)
*Amounts will be interpolated between performance levels
3.    Additional Performance Bonus. You will be eligible for an additional performance bonus based on the performance of the Electrical Segment as reflected in the cash proceeds received by Actuant from the Sale on the Closing Date [net of retained liabilities of the Electrical Segment and Sale-related expenses] (the “Sale Proceeds”) as set forth in this paragraph 3 (the “Sale Bonus”), provided that you have continued as an employee of Actuant to the Closing Date. The amount of this Additional Performance Bonus which Actuant will pay to you will be determined as follows:

If the Sales Proceeds are:	then the Sale Bonus Amount is:
[* * *]	$0
[* * *]	$100,000
[* * *]	$150,000
[* * *]	$200,000
[* * *]	$250,000
[* * *]	$300,000
[* * *]	$350,000
[* * *]	$400,000
[* * *]	$450,000
[* * *]	$500,000
*Amounts will be interpolated between performance targets
4.    Bonus Payments. Any Performance Bonus and Additional Performance Bonus to which you become entitled hereunder will be payable as follows: (i) 75% of such amount within five business days after the Closing Date and 25% of such amount within 5 days after the 180th day following the Closing Date, provided that you have continued as an employee of the acquiror in the Sale. In the event that your employment by such acquiror is terminated by the acquiror prior to such 180th day other than as a result of your misconduct or other good cause, Actuant will pay you this amount within five business days of notice of such termination.
5.    Actuant Equity Awards. If so approved by the Compensation Committee of the Board of Directors of Actuant, on the Closing Date, Actuant will accelerate the vesting of any Actuant stock options and restricted stock units that you own, provided that you have continued as an employee of Actuant to the Closing Date.

* * * Confidential Treatment Requested

6.    Change in Control Agreement. The Change in Control Agreement between you and Actuant, dated April 30, 2012, remains in effect, subject to the Amendment in Attachment A hereto. None of the Retention Bonus, Performance Bonus or Sale Bonus will be included in “salary”, “annual bonus” or “annual incentive compensation” for purposes of Section 2(c) of the Change in Control Agreement.
7.    Withholding. Actuant may withhold from any amounts payable hereunder such federal, state, local or foreign taxes as shall be required pursuant to any applicable law or regulation.
8.    Miscellaneous. Nothing in this letter shall be deemed to modify your “at will” employment by Actuant or that your employment may be terminated by Actuant at any time.

Please acknowledge your understanding of and agreement to the terms of this letter.

ACTUANT CORPORATION

	By:	/s/ Mark Goldstein
Acknowledged and Agreed:

/s/ David L. Scheer
David L. Scheer

Attachment A
Amendment to Actuant Corporation Change in Control Agreement for David L. Scheer
(see attached)